Exhibit 99.1

VIAVID
communications simplified.

Kandi Technologies Group, Inc.

Second Quarter 2020 Financial Results Conference Call

August 10, 2020

CORPORATE PARTICIPANTS

Kewa Luo, Manager, Investor Relations

Hu Xiaoming, Chairman, Chief Executive Officer

Alan Lim, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Walter Hill, Carty & Company

Fred Bracher, Cleantech Investments

Mike Pfeffer, Oppenheimer

Marc Kahnau, Swiss Liquid Future

Mark Miller, Private Investor

Arthur Porcari, Corporate Strategies

J. Levine, Private Investor

PRESENTATION

Operator

Greetings. Welcome to Kandi Technologies Second Quarter 2020 Financial Results Conference Call.

At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. Please note that this conference is being recorded.

At this time, I’ll turn the conference over to Kewa Luo with Investor Relation. Please go ahead.

Kewa Luo

Thank you Operator. Hello everyone. Welcome to Kandi Technologies Group, Inc.’s second quarter of 2020 earnings conference call. The Company released the results earlier today and the press release is available on Kandi’s website at www.kandivehicle.com.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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With us today are Mr. Hu Xiaoming, Kandi’s Founder, Chairman, and Chief Executive Officer, and Mr. Alan Lim, Chief Financial Officer. Mr. Hu will deliver prepared remarks followed by a question-and-answer session.

Before we get started, please note that today’s discussion will contain forward-looking statements made under the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements involve inherent risks and uncertainties. As such, the Company’s results may be materially different from the expectations expressed today. Further information regarding these and other risks and uncertainties is included in the Company’s public filings with the SEC. The Company does not assume any obligation to update any forward-looking statements except as required under applicable law.

As a reminder, this conference call is being recorded. In addition, an audio webcast of this conference will be available on Kandi’s Investor Relations website.

I will now turn the call over to Kandi’s Founder, Chairman and CEO, Mr. Hu Xiaoming.

Hu Xiaoming

(Chinese spoken)

Kewa Luo

Thank you Kewa and hello everyone. Welcome. Thank you for joining us on the call today.

Despite the COVID-19 headwinds and a decreased customer demand, our second quarter business results were satisfactory. We achieved $4.1 million in profits and gross margin increased slightly to 18.2% versus 17.4% in the same period of 2019. Kandi is making progress and well positioned to bounce back due to our focused and aggressive efforts.

In second quarter, our effort was on preparation for the online car hailing business and EV sales in the U.S. made meaningful progress in these areas. First, our fully automatic intelligent battery change system was delivered to the ride share operator in Haikou City on August 7, 2020. Installation has been completed and will be put into trial operations shortly. With strong support from the government, battery swap stations are classified as infrastructure construction in China for the first time. This means that our fully automated smart replacement will be viewed favorably by the market and drive sales of our electric vehicles.

Second, our American wholly owned subsidiary, SC Autosports made significant progress on preparing to launch EV sales in the United States while maintaining growth of off-road vehicles. We were excited to announce that our virtual launch will take place on August 18 to kick off presales, which will be a key milestone in the Company’s history. As a technology innovator, Kandi is committed to provide high quality products with great performance and affordable price.

Hu Xiaoming

(Chinese spoken)

Kewa Luo

Let’s now turn to the questions. In the interests of time, our CFO Mr. Alan Lim will answer the questions directly in English and since Alan has joined us for a very short time, if there are any questions he is not able to answer you, Kewa will translate and I will give you the answer.

Operator, please proceed.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Operator

Thank you. To ask a question today, you may press star, one from your telephone keypad and a confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants that are using speaker equipment, it may be necessary to pickup your handset before pressing the star key. One moment please while we poll for questions.

Thank you. Our first question comes from the line of Walter Hill with Carty & Company. Please proceed with your questions.

Walter Hill

Last quarter’s conference call and PR, Mr. Hu said, quote, as this business is developing quickly, we will consider merging Yongkang Scrou and Jinhua Ankou into a single specialized power train technology company and evaluate the possibility of raising capital in China’s capital market to fund growth. The raising capital in China’s capital market to fund growth was eye catching.

My questions - since the Company borrows money all the time from Mr. Hu to specifically bring up capital markets to future growth, it would seem he is talking of raising equity for the joint subsidiaries with either a private equity round or IPO for the combined subsidies, or both. If so, it would seem a perfect way to unlock hidden value in that such a combination of the two subs could in his hot market be valued up to $1 billion in a first round private equity financing if in fact the 300,000 Kandi EV program with Ankou’s QBX is underway and the Hangzhou Chic hoverboard program is underway with Yongkang Scrou. This new combined high tech company would look like a natural listing on the new Shanghai Technology Star stock exchange where, by the way, Li Shufu is in the process of co-listing Geely.

Alan Lim

Hi everyone. First of all, it is my pleasure to meet everyone on the call today. As for the questions, first of all, we have renamed the Jinhua Ankou to Zhejiang Kandi Smart Battery Swap Technology Company Limited in the second quarter, and of course we will continue to include the Yongkang Scrou under its name.

As for the question, we are actually evaluating the possibility and the actions of the above mentioned companies, whether they are listed on the Sci-Tech Innovation Board or we will explore the possibility of any other private equity investments. At the moment, we are exploring the options and the possibilities. When there is any plan further, we will promptly announce to everyone.

Walter Hill

Thank you.

Alan Lim

You’re welcome.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Operator

Thank you. The next question is from the line of Fred Bracher with Cleantech. Please proceed with your questions.

Fred Bracher

Thank you. We have had a lot of information out on Kandi America with the upcoming U.S. virtual release of the K23 and K27. While it is clear that Kandi has a 100% interest in the K23 sales, the K27 seems to be very similar to an EV that is made by Kandi’s partner in the 300,000 EV government accredited ride hailing company, Jinpeng. If this is the same EV or it has been modified by Kandi from the original Jinpeng model, if so will Kandi be working with Jinpeng on other models? Also, just what is it that Jinpeng is responsible for in the 300,000 EV program? Thank you.

Alan Lim

Thank you for the questions. First of all, K23 has a U.S. version and a domestic car hailing version in China. As for the second question about any other models that Kandi will work with Jinpeng, it is actually that the K27 U.S. version is a model that is developed by us in cooperation with Jinpeng, and as the cooperation proceeds further, there is a possibility of cooperating with Jinpeng to develop other models. This obviously is not ruled out.

As for the question about the role of Jinpeng, first of all Jinpeng has more than 2,000 dealers in the third and fourth tier China cities across the country in China, so in our 300,000 electric vehicle plan, Jinpeng will mainly use its dealer resources to jointly promote the project, so basically we are utilizing the network and resources of Jinpeng.

Fred Bracher

Thank you.

Alan Lim

You’re welcome.

Operator

Our next question is from the line of Mike Pfeffer with Oppenheimer. Please proceed with your questions.

Mike Pfeffer

Good morning. Thanks for the questions. Regarding financials, from the filings it appears that Kandi did collect some $32 million as the first payment in Q2 from the Jinhua government for the sale of Kandi’s 18 years held Jinhua legacy facility, leaving some $42 million still owed to Kandi from Jinhua. It also appears Geely still owes Kandi some $26 million from Kandi’s JV equity sale. Do you expect to receive the balance owed from each by year end?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Alan Lim

Thank you for the questions. Actually there is a good progress of the two payments you mentioned. First of all, on July 9, 2020 Kandi received a second payment of approximately USD$70 million from the government under the repurchase agreement as for the relocation of our Jinhua facilities. In addition, as for the payment from Geely, on July 27 this year. we have received all the remaining equity transfer payment from Geely, which is roughly USD$26 million, and so far all of the equity transfer funds have been received from Geely, so it’s all been settled.

Mike Pfeffer

Okay, thanks. Does Fengsheng still owe Kandi for parts provided during the JV, and if so, how much?

Alan Lim

It does, because Kandi continues to provide the parts and components to Fengsheng. We still have the daily operations. As of June 30, 2020, the receivable from Fengsheng related to the supply is about USD$20 million.

Mike Pfeffer

Okay, and then my last question, thank you for your time. Also, if my math is correct, it appears that the Jinhua facility being sold to the government is carried on Kandi’s books at a depreciated price of less than $7 million, so if correct, when closed, based on a much appreciated $76 million sale price, Kandi would book a huge pre-tax GAAP profit of over a dollar a share on this transaction alone. Can you address my guesstimate on this, and also which quarter do you anticipate this will officially close and be booked?

Alan Lim

Your calculation is basically correct. We actually recognized the amount in accordance with U.S. GAAP. It’s mainly based on the degree of completion of how we execute the contract. Actually as of June 30, the second quarter of this year, we have recognized USD$13.9 million in the gain from the disposal of such assets. It’s based on the land returned to the government which is about 73,000 square meters of the brownfield land, and it’s approximately 21% of the land use right returned. The remaining portion of the gain is expected to be recognized in the first quarter of 2021. That’s the time when we expect to complete the whole agreement and the relocation process.

Mike Pfeffer

Thank you very much.

Alan Lim

Thank you.

Operator

Our next question is from the line of Marc Kahnau with Swiss Liquid Future. Please proceed with your questions.

Marc Kahnau

Yes, hello. Thank you for taking my call.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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My question has to do with Kandi’s wholly owned sub, Ankou’s (inaudible) battery exchange system. I was happy to see the recent PR of what appears to be the first sale of Kandi’s patented priority 90-second battery swap system, which is unique, and that it can also allow roadside emergency in situ mobile swap in five minutes due to the battery location clear of the wheels. For long time followers of Kandi, this announcement seemed to trigger to a series of potential huge events kicking off previously announced first full government accredited Kandi initiated ride hailing five-year, $6 billion plus program for third and fourth tier cities in China. Early this year, Kandi had announced two different billion-dollar patents partners in this program, (inaudible) and Jinpeng (inaudible).

My multi-part question is, one, since cars must be included in the deal but not announced, can you tell us how many K23s are involved in this single transaction, and at what approximate K23 sales price, and is this the launch of the five-year, $6 billion-plus 300,000 EV program or a side thing?

Alan Lim

Yes, it is. It is the launch of our five-year 300,000 electric vehicle plan, so Kandi will cooperate with Zhejiang Ruibo and Jinpeng to build a compliant car hailing platform. We strive to invest 300,000 electric vehicles in the next five years. The platform will purchase no less than 56,000 K23 electric vehicles from Kandi in the next five years. The price is approximately RMB 90,000 per vehicle, excluding subsidies from the government.

Marc Kahnau

Okay, yes. Thank you. My second question is then, it is understood that Kandi’s (inaudible) 90-second QBX unit are modular and therefore somewhat portable. How long does it take to set up and/or move it, or move such a unit?

Alan Lim

Our smart battery exchange system achieved one click battery exchange in 90 seconds. Each system occupies an area about 50 square meters and you can meet the exchange service of over 280 electric vehicles every day.

Marc Kahnau

Okay, very good. Thank you. My third question would then be how many additional cars and stations can we expect this year, and what are the revenues per QBX unit for Kandi?

Alan Lim

Since the project started in the second half of the year, the numbers of the cars and the stations will not be significant, but it’s definitely the direction of our future development to promote.

As for the revenue from the QBX unit, please stick around with our upcoming financial reports with the figures we include.

Marc Kahnau

Okay, thank you. Can Ankao custom design and sell QBX stations for other manufacturers and battery setups?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Alan Lim

Our smart battery swap system has registered more than 20 patents and a number of copyrights, but then our positions mainly provide such systems to the power swap companies instead.

Marc Kahnau

Very good. My last question will other than selling the EVs and QBX stations, does Kandi participate in any other revenue source of the affiliated (inaudible) and Jinpeng?

Alan Lim

Yes, apart from the revenue streams you mentioned, Kandi will own a small share in the company which operates the car hailing platform, so then we will have a small share of revenue from that operation as well.

Marc Kahnau

Well, that sounds all very promising, and great numbers for the future. Thank you for taking my questions and I look forward to seeing next quarters coming through and the future. Thank you.

Alan Lim

Thank you.

Operator

Thank you. As a reminder, you may press star, one to ask a question.

The next question is from the line of Mark Miller. Please proceed with your question.

Mark Miller

Hi, thanks for taking my call. From the last conference call, Mr. Hu stated recently we have been in discussions with Mr. Ying Jiawei, if I’m pronouncing his name, CEO of Hangzhou Chic Intelligent Technology, a leading high tech company that is well recognized as a major exporter in intelligence balanced scooter sector. We have agreed to have Kandi to start using its power train system to produce balanced scooters for this company. Hangzhou has accumulated more than 500 technical patents in the balanced scooter sector and is originator of the balanced scooter products.

Last year, Kandi announced that one of its subsidiaries, the Yongkang Scrou, if I’m pronouncing that correctly, initiated a relationship with DGL, Walmart’s largest high tech China buyer, to provide up to 71 million in hoverboards for their premium Hover-1 brand, which Consumer Reports called the second most demanded Christmas gift last year. Some small portion of that deal was booked by Kandi in quarter four, but as addressed on the last conference call, due to the COVID-19, the business was curtailed; however, at that time Mr. Hu felt that this was still a viable order for later this year as the virus abates.

Can we get some update on this DGL deal and can Mr. Hu also give us a better feel for the Hangzhou Chic deal and what it could mean for Kandi? Then one more, specifically just what is Kandi providing for Hangzhou Chic? Are they making the whole hoverboards or just the motors, and how big can this deal become? Thank you.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Alan Lim

Thank you for the questions. As for the agreement with DGL, the order of DGL has resumed production in July and we expect that the deal can be complete by the end of this year, with about 300,000 units to be completed by the end of the year.

For the second question, Hangzhou Chic has begun to use the motors produced by Scrou and the battery packs produced by the Smart Battery Exchange, which is formerly called Jinhua Ankou. After the project is sorted out, the end result is expected to exceed over RMB 500 million.

Mark Miller

What was booked in quarter four? What number do we have there of the 71 million?

Alan Lim

Well, I guess we will—currently we are working on the plan, and I guess the quarter four data will be released during our year end financials for 2020.

Mark Miller

Okay, but when he says small portion of the deal was booked by Kandi in quarter four, do we have a number here that was actually—that we booked in sales from last year?

Alan Lim

Yes, a small portion of the sales was booked, but I think we can refer to the financials of last year for better details.

Mark Miller

Okay. All right, thanks for your help.

Alan Lim

Thank you sir.

Operator

Thank you. Our next question is from the line of Arthur Porcari with Corporate Strategies.

Arthur Porcari

Good morning Mr. Hu. It sounds like we have our new Chief Financial Officer on board - welcome aboard.

Alan Lim

Thank you.

Arthur Porcari

Some of us have waited a long time to have someone that could interact on these conference calls the way you are.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Mine’s going to be a little bit long now because I’m going to preface my question by saying I am a long retired brokerage firm founder and Kandi investor. I’ve never received any compensation whatsoever from Kandi or Geely or other management - I get accused for it all the time on the chat boards, so I want to put this on the record in front of the Company. In the last decade, I’ve visited Kandi in China twice, along with publishing over 50 articles on the Company. Based on the massive new interest in Kandi, I want to preference my question today with background on an area outside the U.S. EV sales, that alone should justify a much higher price today than it could soon be monetized.

To move on here, Kandi has been a partner with Geely Holdings, wholly owned by Li Shufu, a top five wealthiest in China all since 2013. Due to his controlling ownership in Geely Auto, Volvo, Proton, Lotus and a half dozen other auto companies, Geely is considered the largest privately owned auto conglomerate in the world. Additionally, it owns 75%-plus of Caocao, a top (inaudible) China ride hailing company which just surpassed two million trips per day.

A year ago, Geely Holdings felt it was time for the JV, then called Kandi Electric Vehicles Group, which had sold some 60,000 EVs since inception to either go big or go home, kind of a quote, and offered Kandi a sweet deal by buying the 22% interest of its 44% JV share for a 40% premium to book value, this at a time when most Chinese EV companies were going out of business. In fact, that was back at the time when actually Nio went below $2 a share when Li Shufu bought Kandi’s piece out at a 40% premium.

Earlier this year, Geely changed the company’s name to Fengsheng and is currently building two EVs under the Maple badge. Now for clear control, Mr. Li also committed to provide whatever debt capital necessary to Fengsheng to grow. After this transaction Fengsheng, which is now jointly owned 78% by Geely Holdings, 22% Kandi, saw the JV dissolved and replaced by a corporate structure converting Kandi’s 22% JV interest into equity shares. Much in the same way that Kandi ended up owning the Alibaba stock, we won’t be booking any of these revenues for the Company.

I’m going to stop right there if we need to—does this need to be retranslated back for Mr. Hu or can we just move on?

Alan Lim

Yes, please move on. Thank you.

Arthur Porcari

Okay, great.

At the time of the transaction close last year, Geely Holdings total cash cost basis to acquire its 78% equity was up around $330 million, which happened to be more than Li Shufu paid to acquire his initial controlling equity interest in Geely Auto, London Black Cab Company, Proton, and Lotus all combined. Again, I’m just trying to show how important Geely thinks this relationship with Kandi is. By dissolving the JV, Geely Holdings then became exclusively responsible for some $400 million in Fengsheng’s payable, as of the last report we had late last year.

Since that time, using Geely Holdings’ credit restructuring, Fengsheng designed and built two EVs for sale with subsidy and sales tax exemption all under this new Maple badge. On July 11, the smaller, heavily equipped Maple 30X went on sale in China with five different reasonably priced versions. Due to China’s subsidies, which have now been extended to at least 2022, the consumer costs could now run from only USD$9,000 to USD$11,000. The second—I’m going to have my questions here in a moment. The second EV, a midsized Maple 60V crossover SUV, is specifically built for ride hailing. As announced, Li Shufu has just received government approval and has not yet been priced. It’s expected to go on sale later in Q3.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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All total, I believe there’s somewhere around 15 cars that Geely has announced in the China media that they plan to have made and sold no later than the year 2024 in Fengsheng, and by the way, I think that also includes a sports car and a pickup truck, is what’s said in the interview.

Okay, now for some questions. Is Geely keeping Kandi updated on Fengsheng’s sales? If so, do we know how many EVs were sold in July? If that can’t be disclosed right now, does Mr. Hu feel Fengsheng sales will be announced monthly, like most other Chinese EV companies, on the MIIT government website? That’s one of a few questions.

Alan Lim

First of all, I would like to thank you for your follow in the past years, and your long term support means a lot to us, it’s valuable. Apparently, you brought up a lot of information.

What I would first like to say is that since the beginning of 2019, Geely positioned our joint venture, which is now called Fengsheng, as an enterprise to compete with the new powers in the auto manufacturing industry. Although all the shares have been transferred to Geely, it’s actually the Geely Technology Group Company Ltd. instead of the Geely Holdings.

We believe that after the equity restructuring of the joint venture company, even though it reduced the shareholding percentage owned by us, Kandi, with Geely’s ability to operate and the resources in the automotive sector as a controlling shareholder, we believe that we will now be rewarded with even more benefits and income from Fengsheng, the joint venture, than what the 50% of equity from the original joint venture can offer, so this can ultimately maximize the interest of us as a shareholder. Now, we as a non-controlling shareholder, we try not to get involved too much in the management of Fengsheng in order to let Geely do what they do best.

Regarding your question about the sales, I think that Fengsheng sales should be at similar level as the figures announced by majority of other Chinese EV companies on the website.

Arthur Porcari

Do you expect them to actually be reported, though? So, you’re saying yes, you do expect that to be shown up there even if Geely does not individually since they’re private, they don’t have to announce, Geely Holdings is private, they don’t have to announce it but it would probably show up there, and that’s—we’re going to have to rely on that?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Alan Lim

Fengsheng is a subsidiary under Geely Technology which is private, and they may not announce all sales details periodically. That being said, we believe that the sales will be somewhat similar as other China EV companies on the MIIT website.

Arthur Porcari

Do we expect, though, that Kandi as its only—and really, the only other partner here will be also reporting those numbers so far? You have been pretty good about putting out things that are happening at Fengsheng. Would those numbers also be put out once they come to a significant level?

Alan Lim

Yes. We actually, as a partner of the company, will be informed and join the meeting regularly from time to time, so when there are new updates or any significant data pops up, they will report to us as well. But since the—you know…

Arthur Porcari

Right, I’m sorry.

Alan Lim

Right, correct.

Arthur Porcari

I notice Mr. Hu is on the Board of Directors of Fengsheng as well, so I’m sure he is being kept updated.

A few more quick questions. Before the COVID virus, Geely was targeting sales of 30,000 Fengsheng units this year. Is this still a Geely target or goal, and is Geely sharing any of the current sales estimate so far they may have for the balance of the year, and if so, maybe what about next year?

Alan Lim

Apparently it is impacted by the pandemic. I think the sales target for 2020 will be adjusted for sure, but currently, there’s no definite sales plan confirmed by the Company yet.

Arthur Porcari

Okay. When should we expect the 60V sales to begin, new car?

Alan Lim

The 60V has been approved by the government and it is expected to be launched in the market by the end of this year or early next year.

Arthur Porcari

Okay. Geely reported a few months ago that Fengsheng would be developing and selling 14 different models, to include the pickup and sports car, by 2024 with a total of three cars total this year. Is that still their game plan as well as we know it?

Alan Lim

Well, the plan was announced a few months ago during the Maple brand launch content and the presale launch event of that 30X, the first presale, and what you mentioned should be consistent with Fengsheng’s plan, although there should be two models for this year instead of three.

Arthur Porcari

Okay, I just saw an article that came out in China a few weeks ago that said there’d be three, but two for this year. Okay.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Last question - now with two new EVs for sale and the third expected—well, I say expected in Q4, which I now guess we don’t expect anymore, Geely’s expenditures have likely grown now to probably over $1.5 billion total since Geely Auto, which is currently listed on the Hong Kong Stock Exchange, just announced it’s doing an IPO for co-listing on the new Shanghai Star Technology Exchange. This is a new exchange allowing for the first-time tech companies that have no earnings to actually list.

With that said, is there any likelihood that a private equity financing and/or IPO be undertaken by Geely for Fengsheng in the next 12 months?

Alan Lim

At the moment, we have no comment on whether Fengsheng will conduct a private placement or IPO on some other markets, and if there’s such an event in the future, we’ll definitely announce that to everyone promptly.

Arthur Porcari

Okay. Well, thank you very much. You’ve been very helpful here, and Mr. Hu and you all keep up the good work. It’s been a heck of a year, and—I mean, we did 60 million in the fourth quarter last year after doing 6 billion in the first quarter and only 23 million in the second. Maybe this year we’ll do as good.

Okay, thank you very much. Goodbye.

Alan Lim

Thank you.

Operator

Thank you. The next question is from the line of J. Levine, a private investor.

J. Levine

Yes, hello and thank you for taking my questions. Can you disclose roughly how much revenue Kandi would be receiving from the sale and installation of one single QBX station, and that would be just the station itself with the automation robotics without the batteries, if we could keep that aside? Second part, how many batteries do you think would be needed for a QBX station running at full capacity, or rather how many batteries can a single station accommodate?

Alan Lim

As for this question, I’m not entirely sure, so maybe we can delegate this question to Mr. Hu. Kewa, will you please translate the question for Mr. Hu so he can reply to the gentleman?

Kewa Luo

Sure. (Chinese spoken)

Hu Xiaoming

(Chinese spoken)

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Kewa Luo

(Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

Hi. We are planning to have one QBEX station to serve 280 vehicles per day, and there will be 40 - four, zero – 40 set of batteries at one station to serve 280 vehicles if running in full capacity. Because our battery swap station is most advanced, we believe that it’s going to have a very good sale price of around RMB 100 million; however in terms of how much revenue we’re going to receive from that, it’s not time to disclose yet, but once we start the selling, we will disclose that price in our filings.

J. Levine

So, you’re saying RMB 100 million per station installation, and is that with or without the batteries? Is that just the station or…

Kewa Luo

(Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

(Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

(Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

Hi, I think I made a mistake. I meant to say RMB 1 million, not RMB 100 million. Sorry, RMB 1 million without batteries, including the installation.

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J. Levine

Okay, great. Just because I’m not sure I heard you right, the station will serve 180 vehicles or 280 vehicles?

Kewa Luo

Two hundred eighty - two, eight, zero.

J. Levine

Two-eighty - okay, fine.

The next question is regarding the Kandi-Jinpeng-Ruibo vehicle operation alliance, is Kandi still in partnership with DiDi for rideshare leasing platforms, or is the alliance now in effect a competitor to DiDi in the rideshare industry? And then I had a little second part to that, can you reveal the—or do you want to just handle that first?

Kewa Luo

Okay, let’s handle this first. (Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

DiDi Chuxing is targeting the first and second tier cities, and what we do together with Jinpeng and Ruibo is targeting third and fourth tier cities. If one day DiDi is going to targeting the third and fourth tier cities, then I believe we’re going to be in competition.

J. Levine

So, you’re saying DiDi is targeting a different market, but if they were to target the same market as Kandi- Jinpeng-Ruibo, then there would be some competition. But you’re still working with DiDi in its other area, or you’re not…

Kewa Luo

(Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

We did—have signed a contract with DiDi in the past, but since we are targeting the third and fourth tier cities, so we are now working together with Ruibo and Jinpeng, if in the future we’re going to also tap into the market where DiDi is in, we will most likely to partner with them.

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J. Levine

Yes, so the Kandi-Jinpeng-Ruibo operation is—will be producing cars into the 300,000 car program?

Kewa Luo

(Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

(Chinese spoken). Jinpeng and Ruibo are operators, so they’re not going to manufacture EVs for the program, but going forward, depending on how our collaboration goes, we may work together with Jinpeng to produce cars.

J. Levine

Right, but you’re using the vehicle operating alliance as the—obviously not the manufacturer but the operator for the 300K program?

Kewa Luo

(Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

Yes, the main operator is Ruibo, and Kandi is playing a role providing the QBEX and K23 models in this program, and as far as Jinpeng, we are utilizing their distribution network to help promoting this program.

J. Levine

Understood. Can you reveal yet the percentage equity stake for Jinpeng in the alliance, and is Ruibo also receiving a stake, and is Kandi receiving any cash for providing the stake?

Kewa Luo

(Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

The equity for Jinpeng in the whole program is 10% and Kandi also has 10%, and the rest will be owned by Ruibo, which is 80%.

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J. Levine

Ruibo has 80%? Okay.

Now, the QBX station that was just installed in Haikou City, that is for the operations of the alliance, and how many K23s do you think would be used in the Hainan trial and how many QBX stations will be required maybe to cover Hainan Island?

Kewa Luo

(Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

(Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

Hainan is the first city we are starting to operating the 300,000 ride hailing program, and we are thinking to first deliver 100 K23 models for the trial operation, but within two years, we’re estimating to deliver 12,000 EVs, and based on each QBEX station, we’ll serve 280 vehicles. You can do the math eventually how many stations are needed to run the program in Haikou.

J. Levine

The 12,000 vehicles in two years, and then you can divide how many QBX stations would be needed for that many vehicles, right?

Kewa Luo

Right, right, and this is going to be a gradual process.

J. Levine

Of course. Regarding the K27, you’re producing a new U.S. version now, but previously you had a K27 specifically for the Chinese markets, the consumer market. Are you still selling that K27 to the consumer market in China, and are there any sales figures on that? Can you confirm, I thought you heard—someone asked about the Maple 30X, are you not able to reveal sales yet for the Maple 30X?

I’ll just finish with is there any plan to modify the Chinese version of the K27 with swappable batteries so it can also be used in rideshare? I’ll let you handle those questions.

Kewa Luo

(Chinese spoken)

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Hu Xiaoming

(Chinese spoken)

Kewa Luo

We only offer K27 for the American market, and so we are not going to modify K27 for the Chinese consumers. Also, because K27 is a very small size compact car, it’s not suitable for the ride hailing market.

Regarding to the Maple 30X, I think we have very limited involvement with Fengsheng. Please just follow the public figures for their sales numbers. We don’t have access to that, and we’re not going to report on behalf of Fengsheng regarding their sales numbers.

J. Levine

Okay, thanks. One last little section - I’m sorry, don’t mean to monopolize the call, but as far as the subsidies, the government seems to keep diminishing the subsidies, and correct me if I’m wrong, I believe you still get the 10% tax waiver for new energy vehicles, but the new range is RMB 16,200 to RMB 22,500 for the subsidy range, and that’s for a minimum of 300,000 kilometers. Since we do 300,000 kilometer cars, I assume we’re getting the lower end of that range, which is the RMB 16,200 subsidy or $2,300 in U.S., so the—you can maybe come—does that sound right? Do you want to confirm that?

Kewa Luo

Can you say one more time for the—you can go either RMB or U.S. dollars. Don’t switch back and forth so I don’t get confused.

J. Levine

Oh, I’m sorry. I just read recently the current ranges, you get a 10% sales tax waived and the range of the new subsidy is RMB 16,200 to RMB 22,500 - that’s the range, and since it’s a range and the minimum that you must pay for a vehicle range is 300 kilometers, I assume we’re getting the low end of the subsidy range, which would be the RMB 16,200 on the cars. Does that sound right?

Kewa Luo

So, you’re confirming whether that’s right, right—correct? I that your question?

J. Levine

Correct.

Kewa Luo

Let me ask Mr. Hu. (Chinese spoken)

Hu Xiaoming

(Chinese spoken)

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Kewa Luo

Mr. Hu confirmed it’s correct, and 10% sales tax is waived and we can approximately receive RMB 18,000 subsidies per car.

J. Levine

Okay. Lastly, since the range, the minimum range, vehicle range for receiving the subsidy is 300 kilometers and all the cars seem to be just a hair above 300 kilometers, my concern is do you foresee or do you know from your contacts with the government if they plan on increasing the range of the minimum, because they went from 250 to 300? If they go to 350, then the cars are not going to be qualified for the subsidy, so do you think the 300 kilometers will hold for the next three, five years, or do you foresee range increases that would mean a reworking of the car’s battery enhancement or some other method or redesign to improve the range? Does 300,000 even hold a while?

Kewa Luo

(Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

He’s saying that this is a very good question. Since right now the battery swapping has been very favored by the government and also the market, therefore there won’t be concerns over the drive range because in the future if you can just exchange your battery everywhere, then you don’t have to really worry about whether the car can last you either 300 kilometers or more. Mr. Hu believes that in the future, battery swapping will be the future of the EV industry.

J. Levine

Yes, that’s good for the driver. I’m just wondering about the subsidy, the subsidy minimum range. So you’re saying if it’s a battery swap vehicle, if it falls beyond an increase in the range, it will still get a subsidy because it’s swappable, it will be a different standard for swappable cars?

Kewa Luo

Okay, okay. I got it. (Chinese spoken)

Hu Xiaoming

(Chinese spoken)

Kewa Luo

(Chinese spoken)

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Hu Xiaoming

(Chinese spoken)

Kewa Luo

Okay. Mr. Hu is saying that this year we are going to continue with the same policy, but however next year, how policy is going to be modified, we are not sure, we will see. But this year due to the COVID, we’re going to just stick with what we have.

J. Levine

Okay, very good. I know it was a lot of questions, but a lot of very good answers, so I appreciate it. Thank you.

Kewa Luo

Thank you very much.

Operator

Thank you. At this time, we’ve reached the end of our question-and-answer session, and I’ll hand the floor back to management for their closing remarks.

Hu Xiaoming

(Chinese spoken)

Kewa Luo

Ladies and gentlemen, thank you for attending today’s call. On behalf of the Board of Directors and the management team at Kandi Technologies Group, I would like to reaffirm our commitment. We will continue to work diligently to maximize shareholder value by focusing on growing our EV business and delivering strong operational results.

Thank you very much for your support. We look forward to talking with you in the next call. If you have any additional questions, please do not hesitate to contact our Investor Relations department. Thank you. Goodbye.

Operator

Thank you. This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

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